Free Writing Prospectus

Dated November 6, 2025

Filed Pursuant to Rule 433

Registration Statement Nos. 333-290139 and 333-290141

ANNOUNCEMENT REGARDING THE RESULT OF THE FOSSIL PLAN MEETING

Richardson, Texas – November 6, 2025 – Fossil Group, Inc. (NASDAQ: FOSL) (the “Company”) announces that today its subsidiary, Fossil (UK) Global Services Ltd (the “Plan Company”), held its Plan Meeting (as defined below), at which its restructuring plan pursuant to Part 26A of the Companies Act 2006 (as amended) (the “Restructuring Plan”) was approved by the requisite statutory majority of Plan Creditors (as defined below).

Pursuant to an order made by the High Court of Justice of England and Wales (the “Court”), dated October 15, 2025 (the “Convening Order”), in respect of the Company’s US$150,000,000 7.00% Senior Notes (the “Notes”), a single meeting of such persons who are or may be creditors of the Plan Company in respect of the Notes (the “Plan Creditors”) was held today, Thursday, November 6, 2025 (the “Plan Meeting”). The purpose of the Plan Meeting was for the Plan Creditors to consider, vote and, if they thought fit, approve, the Restructuring Plan.

The Plan Meeting was held at the offices of Weil, Gotshal & Manges LLP, 110 Fetter Lane, London EC4A 1AY, United Kingdom and via video conference for Plan Creditors and proxies who were unable to attend the physical meeting.

For the Restructuring Plan to be approved by the Plan Creditors, at least 75% in value of the Notes held by the Plan Creditors who were present and voting (in person or by proxy) at the Plan Meeting needed to vote in favour of the Restructuring Plan. 82.88% of Plan Creditors by value entitled to vote on the Restructuring Plan were present (either in person or by proxy) at the Plan Meeting, of which:

•	363 Plan Creditors voted in favour of the Restructuring Plan, representing 99.99% by value of the Plan Creditors present and voting (in person or by proxy) at the Plan Meeting; and

•	1 Plan Creditor voted against the Restructuring Plan, representing 0.01% by value of the Plan Creditors present and voting (in person or by proxy) at the Plan Meeting.

As the Restructuring Plan was approved by the Plan Creditors at the Plan Meeting, a hearing before the Court will be held in respect of the Plan Company’s application for the sanction of the Restructuring Plan (the “Sanction Hearing”). The Sanction Hearing is expected to be held at the Royal Courts of Justice, Rolls Building, Fetter Lane, London EC4A 1NL, United Kingdom on November 10, 2025. The exact time and location will be confirmed and published by the Court by 4:30 p.m. (London time) / 11:30 a.m. (New York City time) on November 7, 2025 in the Insolvency & Companies Court Cause List, which can be accessed via the following link: https://www.gov.uk/government/publications/business-and-property-courts-rolls-building-cause-list/business-and-property-courts-of-england-and
-wales-cause-list#insolvency-companies-court-list-chancery-division.

A copy of the document containing the terms of the Restructuring Plan and the statement required to be furnished pursuant to section 901D of the Companies Act 2006 (as amended) (the “Explanatory Statement”) is available online through the website https://dm.epiq11.com/fossil (the “Plan Website”) which was set up by Epiq Corporate Restructuring, LLC as the information agent in respect on the Restructuring Plan (the “Information Agent”) or by visiting EDGAR on the U.S. Securities and Exchange Commission’s (“SEC”) website (www.sec.gov). Plan Creditors are able to request a paper copy of the Explanatory Statement be provided to them, free of charge, by emailing the Information Agent at: registration@epiqglobal.com (referencing “Fossil” in the subject line).

Retail holders of the Notes should contact Mr. Jon Yorke (the “Retail Advocate”), who has been appointed by the Plan Company to act as an independent representative of retail holders, using the contact details below if they have any questions in relation to the Sanction Hearing or the general nature of the Restructuring Plan.

Plan Website: https://dm.epiq11.com/fossil

Contact details:

Information Agent

Epiq Corporate Restructuring, LLC

registration@epiqglobal.com (referencing “Fossil” in the subject line)

Retail Advocate

Jon Yorke

jy@fgadvocate.com

Investor Relations

Christine Greany

The Blueshirt Group

christine@blueshirtgroup.com

Media Contact

Brunswick Group LLP

Fossilgroup@brunswickgroup.com

Where You Can Find Additional Information

This press release is for informational purposes only and is not an offer to buy or sell or the solicitation of an offer to buy or sell any security.

The Company has filed with the SEC a registration statement (including a prospectus) on Form S-3, as amended and supplemented (File No. 333-290139) (the “S-3 Registration Statement”) and a registration statement (including a prospectus) on Form S-4, as amended and supplemented (File No. 333-290141) (together with the S-3 Registration Statement, the “Registration Statements”) in connection with the Restructuring Plan. Before you invest, you should read the prospectus (the “Prospectus”) dated September 25, 2025 in the Registration Statements, as supplemented by a prospectus supplement dated October 16, 2025 and any further prospectus supplement thereto, and other documents the Company has filed with the SEC for more complete information about the Company and the offerings. You may get these documents for free by visiting EDGAR on the SEC website (www.sec.gov). Alternatively, Epiq Corporate Restructuring, LLC will arrange to send you the Prospectus if you request it by emailing registration@epiqglobal.com (with the subject line to include “Fossil”) or via phone at +1 (646) 362-6336.

About Fossil Group, Inc.

Fossil Group, Inc. is a global design, marketing and distribution company that specializes in consumer fashion accessories. Under a diverse portfolio of owned and licensed brands, our offerings include men’s and women’s fashion watches and jewelry, handbags, small leather goods, belts and sunglasses. The Company and its subsidiaries (the “Fossil Group”) are committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Relic, Skagen and Zodiac, and licensed brands. The Fossil Group brings each brand story to life through an extensive distribution network across numerous geographies, categories and channels. Certain press releases and SEC filing information concerning the Company are also available at www.fossilgroup.com.

Cautionary Note About Forward-Looking Statements

This press release contains statements that are not purely historical and may be forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “anticipate,” “target,” “expect,” “estimate,” “intend,” “plan,” “aim” “seek,” “believe,” “continue,” “will,” “may,” “would,” “could” or “should” or other words of similar meaning. There are several factors which could cause actual plans and results of the Company and the Plan Company (collectively, the “Companies”) to differ materially from those expressed or implied in forward-looking statements and these forward-looking statements are based on information available to the Companies as of the date hereof and represent management’s current views and assumptions. Such factors include, but are not limited to: risks related to the success of the Company’s restructuring and turnaround plans; risks related to strengthening the Company’s balance sheet and liquidity and improving working capital; risks related to the Company’s planned non-core asset sales; increased political uncertainty; the effect of worldwide economic conditions, including recessionary risks; the effect of pandemics; the impact of any activist shareholders; the failure to meet the continued listing requirements of NASDAQ; significant changes in consumer spending patterns or preferences and lower levels of consumer spending resulting from inflation, a general economic downturn or generally reduced shopping activity caused by public safety or consumer confidence concerns; interruptions or delays in the supply of key components or products; acts of war or acts of terrorism; loss of key facilities; a data security or privacy breach or information systems disruptions; changes in foreign currency valuations in relation to the U.S. dollar; the performance of the Company’s products within the prevailing retail environment; customer acceptance of both new designs and newly-introduced product lines; changes in the mix of product sales; the effects of vigorous competition in the markets in which the Company operates; compliance with debt covenants and other contractual provisions and the Company’s ability to meet its debt service obligations; risks related to the success of the Company’s business strategy; the termination or non-renewal of material licenses; risks related to foreign operations and manufacturing; changes in the costs of materials and labor; government regulation and tariffs; the Company’s ability to secure and protect trademarks and other intellectual property rights; levels of traffic to and management of the Company’s retail stores; if the transactions contemplated by the Registration Statements and the Restructuring Plan are not consummated, the potential delays and significant costs of alternative transactions, which may not be available to the Companies on acceptable terms, or at all, which in turn may impact the Companies’ ability to continue as a going concern; the significant costs incurred by the Companies in connection with the transactions contemplated by the Registration Statements and the Restructuring Plan; our inability to comply with the restrictive debt covenants contained in the new notes to be issued in connection with the Registration Statements and the Restructuring Plan; and loss of key personnel or failure to attract and retain key employees and the outcome of current and possible future litigation. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements and risk factors discussed from time to time in the Company’s filings with the SEC, including, but not limited to, those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on March 12, 2025, the Company’s Quarterly Reports on Form 10-Q filed with the SEC on May 15, 2025, and August 14, 2025, and subsequent filings with the SEC, which can be found at the SEC’s website at http://www.sec.gov. For the reasons described above, the Companies caution you against relying on any forward-looking statements. Any forward-looking statement made in this press release speaks only as of the date on which it was made. Factors or events that could cause actual results to differ may emerge from time to time, and it is not possible for to predict all of them. The Companies undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. No recipient should, therefore, rely on these forward-looking statements as representing the views of the Companies or its management as of any date subsequent to the date of this press release.